Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Baiya International Group Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.0025 per share	(1)	457(a)	30,000,000	$1.1850	$35,550,000.00	0.0001381	$4,909.46

Total Offering Amounts:							$35,550,000.00		4,909.46
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$4,909.46

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Offering Note(s)

(1)	Consists of 30,000,000 Class A Ordinary Shares that are available to be issued and sold by the Company to the Selling Shareholders from time to time pursuant to a standby equity subscription agreement, dated as of February 26, 2026, between the Company and the Selling Shareholders, subject to satisfaction of the conditions set forth therein.